Exhibit K

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

Portland General Electric Company      )
                                       )
           and                         )      Docket Nos. EC04-90-000
                                       )
Oregon Electric Utility Company, LLC   )
                                       )



             APPLICATION FOR APPROVAL OF A TRANSFER OF CONTROL OVER JURISDICTIONAL FACILITIES AND REQUEST FOR WAIVER OF REGULATIONS

     Pursuant to Section 203 of the Federal Power Act ("FPA")/1 and Part 33 of the Federal Energy Regulatory Commission's ("FERC" or "Commission") regulations,/2 Portland General Electric Company ("Portland General"), an electric utility, and Oregon Electric Utility Company, LLC ("Oregon Electric"), a newly formed Oregon limited liability company/3 (collectively, the "Applicants") hereby request Commission approval for a transfer in control over Portland General that will result from the proposed sale by Enron Corp. ("Enron")/4 to Oregon Electric of one hundred percent (100%) of Enron's ownership interest in Portland General. Specifically, pursuant to a November 18, 2003 Stock Purchase Agreement with Oregon Electric, Enron has agreed to sell one hundred percent (100%) of the issued and outstanding common stock of Portland General to Oregon Electric. The transaction that is set forth in the Stock Purchase Agreement is referred to herein as the "Proposed Transaction."

_______________

1    16 U.S.C. ss. 824b (2000).

2    18 C.F.R. Part 33 (2003).

3    Oregon Electric would be owned by (i) a newly-formed limited liability company (which will be owned by certain individuals) that would hold managing member interests, (ii) certain limited partnerships managed by the principals of Texas Pacific Group ("TPG"), a private equity investment firm, that would hold non-managing member interests and (iii) two co-investors, each of whom would hold non-managing member interests.

4    Portland General is a wholly owned subsidiary of Enron.

     If the sale of the Portland General stock to Oregon Electric cannot be completed prior to December 31, 2004, Enron may, as an intermediate step, transfer the stock of Portland General to a trust. Authority to transfer the stock of Portland General to a trust is being sought in a separate application that will be filed with the Commission in the near future. Thus, the instant application seeks authority from the Commission for the transfer of the stock of Portland General to Oregon Electric either by Enron (if the transaction is consummated by December 31, 2004) or by the trust (if the stock of Portland General is transferred to such trust and the transaction is consummated after December 31, 2004).

     The Proposed Transaction will not increase concentration of market power in any market. As further discussed herein, Portland General's generation and transmission assets are all located in either Oregon or Montana. Oregon Electric, its members and affiliates own no transmission, distribution or generation assets in the Pacific Northwest or the Western Interconnection./5 Thus, the Proposed Transaction would not increase concentration of generating capacity in (a) Portland General's control area, (b) the Pacific Northwest/6 or
(c) in the Western Interconnection -- the only possibly relevant markets. The transaction also will not give rise to vertical market power concerns because Oregon Electric, its members and affiliates own interests in facilities or inputs used for electric power production or transmission facilities.

     The Proposed Transaction also would not change the wholesale power or transmission rates charged by Portland General. Portland General's wholesale sales of energy and/or capacity

_______________

5    See PG&E Corporation and Valero Energy Corp., 80 FERC P. 61,041, p. 61,129
(1997) ("the proposed corporate realignment will not contribute to an increase in generation market power because the Applicants do not own or control generation in the same geographic markets ...").

6    For the purposes of the analysis in this Application, the Pacific Northwest market is comprised of all or a major portion of the states of Washington, Oregon, Idaho, Wyoming, Montana, Nevada, Utah, and a small portion of Northern California.

are all made at market-based rates, except for certain sales that are subject to the limits set forth in a settlement agreement that will remain in effect through December 31, 2004./7 Portland General's market-based rate sales do not raise concerns here. With respect to those sales Portland General makes subject to the cost-based rate cap required as part of above-referenced settlement, the costs of the Proposed Transaction will be excluded from Portland General's regulated accounts and the cost-based rate cap will be unaffected by the Proposed Transaction. Thus, these sales also raise no concerns here. Also, Portland General's transmission rates are fixed rates. Thus, Portland General would not be able to recover transaction costs relating to the Proposed Transaction in its transmission rates unless Portland General filed a new application under Section 205 and obtains Commission approval. Portland General commits not to seek to pass through transaction costs relating to the Proposed Transaction in transmission rates.

     The Proposed Transaction will not have any impact on regulation. In the event that Oregon Electric is not able to qualify for an exemption under the Public Utility Holding Company Act of 1935 ("PUHCA"), Oregon Electric hereby agrees to comply with all regulations imposed by this Commission and hereby waive any defenses to which it may be entitled under Ohio Power Co. v. FERC, 954 F.2d 779 (D.C. Cir. 1992), cert. denied, FERC v. Ohio Power Co., et al., 506 U.S. 981 (1992) ("Ohio Power"). Also, the Proposed Transaction will have no effect on regulation of the Applicants by any state commission.

     Thus, the Proposed Transaction does not appear to raise any of the concerns enunciated by the Commission in prior cases under Section 203. Applicants request a shortened notice

_______________

7    Portland General Electric Company, Offer of Settlement and an Agreement and
Stipulation of the Commission Trial Staff, Portland General Electric Co., et al., Docket Nos. EL02-114 and EL02-115 (Sept. 26, 2003). See also Portland General Electric Company, 105 FERC P. 63,016 (2003).

period of 30 days, as allowed by the Commission in prior similar cases, and respectfully request that the Commission rule on this Application on or before June 5, 2004. Applicants have served a copy of this Application on Portland General's transmission customers by overnight mail.

I.   Part 33 of the Commission's Rules

     The following portion of this Application responds to the Commission's requirements in Part 33 of the Commission's Rules.

     A.   Applicants' Names, Section 33.2(a)

     The exact names and addresses of the Applicants are:

Portland General Electric Company      Oregon Electric Utility Company, LLC
One World Trade Center                 c/o SW&W Legal Services, Inc.
121 S.W. Salmon Street                 Attention: William J. Ohle
Portland, OR 97204                     1211 SW Fifth Ave, Suites 1600-1800
                                       Portland, OR 97204

     B.   Notices, Section 33.2(b)

     Applicants request that all notices and communications regarding this Application be sent to:

Clifford M. Naeve                            Sara D. Schotland
Skadden, Arps, Slate, Meagher & Flom LLP     Cleary, Gottlieb, Steen & Hamilton
1440 New York Avenue, N.W.                   2000 Pennsylvania Avenue, NW
Washington, D.C. 20005                       Washington, DC 20006
(202) 371-7000                               (202) 974-1500
(202) 393-5760 Fax                           (202) 974-1999  Fax
mnaeve@skadden.com                           sschotland@cgsh.com

Counsel for Portland General                 Counsel for Oregon Electric
----------------------------                 ---------------------------

Jay Dudley                                   Sam Behrends
Portland General Electric Company            LeBoeuf, Lamb, Greene & MacRae, LLP
One World Trade Center                       1875 Connecticut Avenue NW
121 S.W. Salmon Street                       Washington, DC 20009
Portland, OR 97204                           (202) 986-8000
(503) 464-8860                               (202) 986-8102 Fax
(503) 464-2200 Fax                           sbehrend@llgm.com
jay_dudley@pgn.com

Counsel for Portland General                 Counsel for Enron Corp.
----------------------------                 -----------------------

     C.   Description of the Parties, Sections 33.2(c) and (d)

          1.   Portland General and its Affiliates

               a.   Portland General

     Portland General is an electric utility engaged in the generation, purchase, transmission, distribution, and retail sale of electricity in the State of Oregon. Portland General is a wholly owned subsidiary of Enron./8 As discussed below, Enron and certain of its subsidiaries have filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. Portland General is not a debtor in the chapter 11 cases.

     Portland General's service area is located entirely within Oregon and covers 3,150 square miles. As of December 31, 2003, Portland General served approximately 754,000 retail customers. Portland General also sells wholesale electric energy to utilities, brokers, and power marketers located throughout the western United States.

     With the exception of a 20% interest in Units 3 and 4 of the Colstrip generating plant ("Colstrip") and related transmission facilities located in Montana, all of Portland General's


_______________

8    On July 2, 1997, Portland General Corporation, the former parent of
Portland General, merged with Enron, with Enron continuing in existence as the surviving corporation, and Portland General operating as a wholly owned subsidiary of Enron.

utility assets are located in Oregon./9 Portland General has transmission lines for the delivery of electricity from its plants located in Oregon to its service territory or to the Northwest grid. Portland General also has a 79.5% ownership interest in a 20 inch diameter natural gas pipeline that runs approximately 18 miles from its Beaver generating plant, located in Clatskanie, Oregon, to Cowlitz County, Washington, where it interconnects with the interstate gas distribution system of Northwest Pipeline Company./10

               b.   Enron

     Enron is a public utility holding company within the meaning of the Public Utility Holding Company Act of 1935 ("PUHCA") by reason of its ownership of all of the outstanding voting securities of Portland General. Enron and its subsidiaries historically provided products and services related to natural gas, electricity, and communications to wholesale and retail customers. Commencing on December 2, 2001, Enron and certain of its subsidiaries ("Debtors") each filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code.

          2.   Oregon Electric and its Affiliates

     Oregon Electric is a newly formed limited liability company owned by managing and non-managing members. Oregon Electric will be Portland General's sole shareholder. The managing member of Oregon Electric will be a newly-formed limited liability company (the "Managing Member"), which will be owned and managed by the following individuals: former Oregon Governor Neil Goldschmidt, Gerald Grinstein and Tom Walsh (collectively, the "Management Committee"). The non-managing members of Oregon Electric will be certain

_______________

9    As of December 31, 2003, Portland General owned 1,957 MW of generating capability.

10   The utility does not distribute gas at retail. Its sales of gas are limited to re-marketing at wholesale natural gas and transmission capacity in excess of the needs of Portland General's generating plants.

funds, each of which is a limited partnership managed by Tarrant Partners, L.P. (d/b/a Texas Pacific Group) pursuant to an investment management agreement (Tarrant Partners, L.P., together with the funds managed by it, collectively, "TPG") and certain additional financial entities (the "Co-investors"). Each of the Managing Member and the members of the Managing Committee is independent of, and has no prior business relationship with, any of the non-managing members of Oregon Electric or TPG. Neither Oregon Electric nor its members own transmission, distribution or generation assets./11

     TPG is a private equity firm, and the investors in its funds include state and private company pension funds as well other institutional and private investors. TPG is not a public utility company within the meaning of PUHCA or a member of a public utility holding company system. TPG does not own electric generation, transmission or distribution facilities. TPG holds an interest in certain natural gas production and gathering facilities in Texas, Louisiana, Mississippi, Offshore Gulf of Mexico, and the Appalachian and Michigan Basins. Those assets are clearly not material to market power in the Pacific Northwest or the Western Interconnection. In addition, TPG holds interests in certain energy-related companies. Specifically, TPG holds an indirect interest in Genesis Energy, L.P. ("Genesis"), a company that gathers and markets crude oil in Texas, Louisiana, Alabama, Florida, Mississippi and New Mexico. Genesis also owns three oil pipelines, in Texas, Florida/Alabama, and Mississippi/Louisiana. The Florida/Alabama

_______________

11   As to the Co-investors, to the extent that their holdings are relevant, none of The Bill & Melinda Gates Foundation, OCM Principal Opportunities Fund III, L.P., nor any of their respective affiliates owns 5% of any assets for the generation or transmission of electricity in the Pacific Northwest. However, an affiliate of OCM Principal Opportunities Fund III, L.P. currently owns debt interests in NorthWestern Corporation, which filed a voluntary petition for reorganization in September 2003. Pursuant to the proposed reorganization of NorthWestern Corporation, such affiliate will receive a yet to be determined interest in the restructured entity (currently estimated to be 8-9%) which owns certain energy-related assets in South Dakota, Montana and Nebraska.

pipeline may be converted into a natural gas pipeline in the future. TPG also holds an interest in Denbury Resources, Inc. ("Denbury"). Denbury gathers and markets crude oil in Louisiana, Mississippi, Texas and Offshore Gulf of Mexico. Denbury also produces and markets natural gas in these same states. Finally, TPG holds an interest in Belden & Blake Corporation ("Belden & Blake"), a company engaged in producing oil and natural gas; exploring for and developing oil and gas reserves; acquiring and enhancing the economic performance of producing oil and gas properties; and marketing and gathering natural gas for delivery to intrastate and interstate gas transmission pipelines. Belden & Blake operates primarily in the Appalachian and Michigan Basins (a region which includes Ohio, Pennsylvania, New York, West Virginia and Michigan).

     A more detailed description of TPG, including its energy-related assets is provided in Exhibit B hereto.

     Pursuant to Section 33.2(c), Applicants have prepared the following exhibits, which describe these facilities in more detail:

--------- ----------------------------------------------------------------------
Exhibit A  Description of the Applicants' Business Activities
           (Refers Back to Text of Application)
--------- ----------------------------------------------------------------------
Exhibit B  Description of Applicants' Energy-Related Affiliates and Subsidiaries
--------- ----------------------------------------------------------------------
Exhibit C  Organizational Charts
--------- ----------------------------------------------------------------------
Exhibit D  Description of Joint Ventures, Strategic Alliances, Tolling
           Arrangements and Similar Business Arrangements
--------- ----------------------------------------------------------------------
Exhibit E  A list of Common Officers and Directors of Parties to the Proposed
           Transaction
--------- ----------------------------------------------------------------------
Exhibit F  Description and Location of Wholesale Power Sales Customers and
           Unbundled Transmission Services
--------- ----------------------------------------------------------------------
Exhibit G  Description of Facilities Owned, Operated or Controlled by Applicants
           and Associate Companies
--------- ----------------------------------------------------------------------
Exhibit J  Description of Consistency with the Public Interest
           (Refers Back to Text of Application)
--------- ----------------------------------------------------------------------
Exhibit K  Map of Facilities
--------- ----------------------------------------------------------------------
Exhibit L  Necessary Regulatory Approvals
--------- ----------------------------------------------------------------------

II.  The Transaction, Sections 33.2(e) and (f)

     The Proposed Transaction is described above at page 2. Further details of the Proposed Transaction, including the consideration to be paid, are set forth in the Stock Purchase Agreement dated as of November 18, 2003, a copy of which is included in Exhibit I (Volume II of this Application). Other than as described in this Application, the Proposed Transaction will not have any additional effects on the facilities or securities of the Applicants.

     Pursuant to Sections 33.2(e) and (f), Applicants have prepared the following exhibits:

-------------   -------------------------------------------------------------
  Exhibit H       A description of all generation and transmission facilities associated with or affected by the Proposed Transaction.
-------------   -------------------------------------------------------------
  Exhibit I       Contracts related to the Proposed Transaction and related
                  documents.
-------------   -------------------------------------------------------------

III. The Proposed Transaction is Consistent with the Public Interest, Section 33.2(g)

     In approving transactions subject to Section 203, the Commission will generally consider three factors: (1) the effect on competition; (2) the effect on rates; and (3) the effect on regulation./12 Consideration of these factors supports the conclusion that the Proposed Transaction is consistent with the public interest.

     A.   The Proposed Transaction Will Not Adversely Affect Competition

     The Proposed Transaction will combine (1) a 100% interest in the jurisdictional assets of Portland General, with (2) another company (Oregon Electric), with no direct or indirect control over any transmission or generation capacity or any other assets which affect market power, in the Pacific Northwest or even in the West. The increase in market concentration in both committed and uncommitted capacity will be zero in Portland General's control area and in the

_______________

12   18 C.F.R. ss. 2.26(b) (2003).

entire Western Interconnection. As stated above, Oregon Electric, its members and affiliates own no electric generation, transmission or distribution facilities in the Western Interconnection. Oregon Electric, its members and affiliates also do not have any ownership interest in natural gas transportation facilities in the Pacific Northwest which may create vertical market power or barriers to entry./13 Thus, the Proposed Transaction should not raise competitive concerns. Each market is discussed below.

          1.   Effect of the Proposed Transaction Upon Horizontal Market

     The Commission's regulations state that a competitive screen analysis is not required when the applicants demonstrate that "merging entities do not currently conduct business in the same geographic markets or that the extent of business transactions in the same markets is de minimis."/14 Neither Oregon Electric, its members, nor its affiliates own or control any generation or transmission in the Western Interconnection. Portland General's generation and transmission assets are all in the Western Interconnection, specifically in the Pacific Northwest. Thus, the Proposed Transaction does not require a full horizontal competitive analysis. A zero percent "increase" is clearly de minimis. Therefore, there will be no significant increase in market power or concentration in the Pacific Northwest as a result of the Proposed Transaction.

          2.   Effect of the Merger Upon Vertical Markets

     Oregon Electric and its members have no interest in electric transmission facilities or in generation sites in the Western Interconnection. Neither Oregon Electric, its members nor its affiliates own interests in facilities or inputs used for electric power production or transmission

_______________

13   The natural gas assets owned by certain TPG Funds are certain production and gathering facilities in Texas, Louisiana, Mississippi, Offshore Gulf of Mexico and the Appalachian and Michigan Basins.

14   18 C.F.R. ss. 33.3 (a)(2)(i) (2003).

facilities that would raise vertical market power concerns in this Application. The natural gas assets owned by the TPG Funds are certain production and gathering facilities in Texas, Louisiana, Mississippi, Offshore Gulf of Mexico and the Appalachian and Michigan Basins. These assets are remote from the markets in which Portland General operates.

     B.   The Proposed Transaction Will Not Adversely Affect Rates

     The Proposed Transaction will not cause a change in the rates. Portland General commits not to seek to pass through transaction costs relating to the Proposed Transaction in its transmission rates. As further described below, rates paid by the ratepayers of Portland General will not be adversely affected.

     Portland General's ability to sell at market-based rates is subject to certain limits set forth in a settlement that will remain in effect until December 31, 2004./15 Portland General still makes some sales at market-based rates and such sales are not based on its costs, are not affected by its cost-of-service, and, therefore, will not change as a result of the Proposed Transaction. With respect to the sales Portland General makes pursuant to the cost-based rate cap required as part of the above-referenced settlement, the costs of the Proposed Transaction will be excluded from Portland General's regulated accounts and the cost-based rate cap will be unaffected by the Proposed Transaction. Thus, the Proposed Transaction will not create concerns with respect to these sales either. Finally, as mentioned above, Portland General's transmission rates are fixed rates and thus, will be unaffected by the Proposed Transaction. Therefore, the transaction will not adversely affect the rates of Portland General.

_______________

15   Portland General Electric Company, Offer of Settlement and an Agreement and
Stipulation of the Commission Trial Staff, Portland General Electric Co., et al., Docket Nos. EL02-114 and EL02-115 (Sept. 26, 2003). See also Portland General Electric Company, 105 FERC P. 63,016 (2003).

     C.   The Merger Will Not Adversely Affect Regulation

     In its Merger Policy Statement, the Commission expressed concern that its jurisdiction over rates might be impaired if the SEC were to approve affiliate transactions in non-power goods or services within a registered holding company system./16 Upon closing of the Proposed Transaction, Oregon Electric will be a holding company within the meaning of Section 2(a)(7) of PUHCA. Oregon Electric may take steps to qualify for an exemption from registration provided by Section 3(a)(1) of PUHCA. Such steps may include a restructuring of Portland General's wholesale sales operations. If such restructuring involves a transfer of control over jurisdictional assets, Oregon Electric will seek Commission approval for such transfer through a later filing.

     In the event that Oregon Electric is required to register with the SEC under PUHCA, it has committed to waive the Ohio Power immunity from Commission regulation of intra-affiliate transactions involving non-power goods and services. Ohio Power Co. v. FERC, 954 F.2d 779 (D.C. Cir. 1992), cert. denied, FERC v. Ohio Power Co., et al., 506 U.S. 981 (1992) ("Ohio Power").

     The Proposed Transaction will also have no effect on state commission regulation of Portland General because it will not remove any facility from state jurisdiction or otherwise impair that jurisdiction. The Oregon Public Utility Commission has full authority to approve or disapprove the Proposed Transaction. Consequently, the Proposed Transaction will not affect state regulation.

_______________

16   Inquiry Concerning the Commission's Merger Policy Under the Federal Power
Act: Policy Statement, Order No. 592, FERC Stats & Regs., [Regs. Preambles] P. 31,044 at 30,125 (1996), order on recons, Order No. 592-A, 79 FERC P. 61,321
(1997).

IV.  Geographic Scope, Section 33.2(h)

     The jurisdictional facilities and the physical assets of Portland General are primarily located in the state of Oregon. In addition, Oregon Electric, its members and the TPG Funds have no electric transmission or distribution, generation, or natural gas assets located in the Pacific Northwest.

V.   Regulatory Approvals, Section 33.2(i)

     Exhibit L contains a description of all licenses, orders and approvals from governmental regulatory bodies that Applicants must obtain to consummate the Proposed Transaction. Bankruptcy Court approval has already been obtained and the corresponding orders are attached in Exhibit L.

VI.  Proposed Accounting Entries, Section 33.5

     Of the Applicants, only Portland General is required to maintain its books of account in accordance with the Commission's Uniform System of Accounts. This transaction will result in a change to the accounting records of Oregon Electric rather than Portland General. Accordingly, Applicants are not including proposed account entries in this Application and to the extent necessary, seek waiver of this requirement.

VII. Form of Notice Additional Exemption Requests, Section 33.6

     Attachment 1 contains a draft notice suitable for publication in the Federal Register. An electronic version of the draft notice is also being submitted on a 3.5-inch diskette.

VIII. Verifications, Section 33.7

     The verifications required by Section 33.7 are attached as Attachment 2.

IX.  Request for Expedited Review

     The Proposed Transaction described in this Application will not impair competition in the relevant markets and should not require extensive review by the Commission. The Applicants therefore respectfully request that: (1) the Commission approve the Proposed Transaction and other requests in this Application without an evidentiary hearing; and (2) the Commission establish a comment period for this Application of no longer than 30 days.

X.   Conclusion

     WHEREFORE, for the foregoing reasons, the Applicants respectfully request that the Commission approve by June 5, 2004 the Proposed Transaction; and grant the requested waivers. Applicants request that the Commission approve all of these transactions so that no additional requests for Commission authorization are necessary.

                                              Respectfully submitted,




/s/Clifford M. Naeve                          /s/Sara D. Schotland
---------------------------------             ----------------------------------
Clifford M. Naeve                             Sara D. Schotland
Skadden, Arps, Slate, Meagher & Flom LLP      Cleary, Gottlieb, Steen & Hamilton
1440 New York Avenue, N.W.                    2000 Pennsylvania Avenue, NW
Washington, D.C. 20005                        Washington, DC 20006
(202) 371-7000                                (202) 974-1500
(202) 393-5760 Fax                            (202) 974-1999  Fax
mnaeve@skadden.com                            sschotland@cgsh.com

Attorney for Portland General Electric        Attorney for Oregon Electric
Company                                       Utility Company, LLC

Dated: April 6, 2004

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

Oregon Electric Utility Company      )
Portland General Electric Company    )              Docket EC04 -90-___


                                    AMENDMENT
                                 TO APPLICATION

     Pursuant to Section 203 of the Federal Power Act and Part 33 of the Commission's regulations, Portland General Electric Company ("PGE") and Oregon Electric Utility Company, L.L.C. ("Oregon Electric") (collectively, PGE and Oregon Electric are referred-to as the "Applicants") amend their April 7, 2004, application for approval of the transfer of jurisdictional facilities. In particular, the Applicants are proposing to implement the attached Market Monitoring Plan simultaneously with the acquisition of PGE by Oregon Electric.

I.   THE MARKET MONITORING PLAN WILL ADVANCE COMPETITION

     The Market Monitoring Plan proposed herein is based on the Market Monitoring Plan proposed to be put in place by Tucson Electric Power Company ("Tucson Electric") in connection with the Section 203 application for authorization of the purchase of Tucson Electric's parent company by Saguaro Utility Group I Corp. In that proceeding, the Commission found that Tucson Electric's proposal would advance competition:

         We believe that the establishment of an independent market monitor for Tucson Electric benefits customers and market participants in the region by providing continued, independent analyses to identify potential anticompetitive conduct. This vigilant oversight advances competition and will further ensure that Tucson Electric's transmission system is operated on a non-discriminatory basis.

UniSource Energy Corporation, 109 FERC P.  61,047 at P. 19 (2004).

     The Market Monitoring Plan proposed here by the Applicants, attached at Tab A, will similarly advance competition in PGE's service territory. It will be implemented upon closing of the transaction. The Plan is offered by the Applicants although this transaction will not increase market power.

     The Applicants proposed Market Monitoring Plan is based on the plan submitted by Tucson Electric, with only minor differences. Attached at Tab B is a red-lined version of the Plan, showing the differences between PGE's Plan and the plan approved by the Commission for Tucson Electric. Aside from implementing name changes, the differences are as follows:

     o Section 1.1(b)(3). PGE has added language to this paragraph to make clear that the Market Monitor can review proposed changes to operating guides and other procedures designed to relieve transmission constraints in the relevant areas and the effectiveness of these guides or procedures in relieving constraints, as well as the operating guides and procedures themselves.

     o Section 1.2(b). In describing anticompetitive conduct with respect to generation operations, PGE has added references to "treaty obligations, regulatory or environmental requirements" as factors that must be considered by the Market Monitor in deciding whether PGE's generation operations have been anticompetitive. These references were added because PGE operates substantial hydroelectric facilities whose operations are subject to factors other than economic dispatch, including treaty obligations and regulatory and environmental requirements.

     o Section 1.3. PGE's Plan adopts the provision in Tucson Electric's plan that it will remain in effect until there is an operational FERC-approved Regional Market Monitoring entity with a FERC-approved market monitoring plan. In addition, PGE's Plan permits the Plan to terminate if the Commission so approves, and also allows PGE to replace the Market Monitor for cause, upon approval by the Commission. Because these two additions both require Commission approval, they should not raise any concerns.

     o Section 3.2. As explained below, PGE has not completed selection of a Market Monitor. Thus, PGE does not at this time know the address of its Market Monitor. PGE therefore includes language indicating that customers, competitors or other interested parties may submit comments, etc., to the Market Monitor at an address indicated by the Market Monitor and made available by PGE upon request.

     o Section 5.1. PGE proposes to allow the Market Monitor 30 calendar days following the close of each quarter to submit reports to FERC and PGE, rather than 10 business days, to allow the Market Monitor sufficient time to prepare reports.

     o Indices and Screens. PGE's plan has removed Fuel Oil # 6 and coal as price indices that must be monitored by the Market Monitor because PGE does not purchase either fuel on the spot market. However, PGE has added language to make it clear that the Market Monitor has the ability, but not the obligation, to monitor the prices of any fuels that it believes should be reviewed in order to fulfill its obligations.

     o Indices and Screens. PGE has removed yearly firm transmission service from the transmission reservation data monitored by the Market Monitor because this service is not offered under PGE's transmission tariff.

     o Identity of Market Monitor. PGE has not yet identified the entity that it wishes to employ as the Market Monitor. However, PGE has conducted a final round of interviews with two firms, and is currently negotiating an agreement with one, and expects to select a Market Monitor within a few weeks of the date of this filing. PGE will notify the Commission of the identity of the Market Monitor once the decision has been made.

     None of the above differences between PGE's Plan and Tucson Electric's plan are material, and all are either driven by regional differences or require the Commission's approval to take any additional action. As a result, PGE's proposed Market Monitoring Plan is substantially identical to Tucson Electric's market monitoring plan, and PGE's Plan "advances competition and will further ensure that [PGE's] transmission system is operated on a non-discriminatory basis." 109 FERC P. 61,047 at P. 19. The above changes are most reasonable in light of the fact that OEUC and PGE are voluntarily offering these conditions under circumstances where the OEUC acquisition of PGE does not increase market power. The Applicants therefore request that the Commission approve that acquisition without further delay.

II.  A SHORTENED COMMENT PERIOD IS APPROPRIATE

     Oregon Electric's Section 203 application to FERC to acquire PGE has not elicited substantive opposition. No one has protested the application and only two parties even intervened. Furthermore, the submission of PGE's proposed Market Monitoring Plan does not in any way require a change to the conclusion that no detailed Appendix A competition analysis is required.

     As a consequence, it is not necessary to require an extended comment period for parties to comment on the proposed Market Monitoring Plan. The Applicants request that parties be given no more than 15 days to submit comments.

                                   CONCLUSION

     The proposed Market Monitoring Plan, which is identical in all material respects to the plan submitted by Tucson Electric and approved by the Commission, should remove any lingering concerns the Commission may have regarding the proposed acquisition of PGE by Oregon Electric. The Applicants request that the Commission accept the Market Monitoring Plan, provide for a 15-day comment period, and approve the proposed transaction shortly thereafter.

                               Respectfully submitted,



                               /s/ Mike Naeve nts
                               Mike Naeve
                               SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                               LLP
                               1440 New York Avenue, NW
                               Washington, DC 20005-2111
                               (202) 371-7070

                               Counsel for Portland General Electric Company

                               Sara D. Schotland, Esq.
                               CLEARY, GOTTLIEB, STEEN & HAMILTON
                               2000 Pennsylvania Avenue, N.W.
                               Suite 9000
                               Washington, D.C.  20006-1801
                               (202) 974-1500

                               Counsel for Oregon Electric Utility Company,
                               L.L.C.



December 7, 2004

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

Oregon Electric Utility Company      )
Portland General Electric Company    )              Docket EC04 -90-000


                                NOTICE OF FILING
                                   ( __, 2004)

     Take notice that on December 7, 2004, Portland General Electric Company ("PGE") and Oregon Electric Utility Company, L.L.C. ("Oregon Electric") (collectively, "Applicants") filed pursuant to Section 203 of the Federal Power Act and Part 33 of the Commission's regulations to amend their April 7, 2004, application for approval of the transfer of jurisdictional facilities. In particular, the Applicants proposed to implement a Market Monitoring Plan simultaneously with the acquisition of PGE by Oregon Electric.

     Any person desiring to be heard or to protest said filing should file a motion to intervene or protest with the Federal Energy Regulatory Commission, 888 First Street, N.E., Washington, D.C. 20426, in accordance with Rules 211 and 214 of the Commission's Rules of Practice and Procedure (18 C.F.R. ss. 385.211 and 18 C.F.R. ss. 385.214). Protests will be considered by the Commission in determining the appropriate action to be taken, but will not serve to make the protestants parties to the proceedings. Any person wishing to become a party must file a motion to intervene. Copies of this filing are on file with the Commission and are available for public inspection.


Comment Date: [        ]
                                    Magalie R. Salas
                                    Secretary